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                                                            EXHIBIT 11.0


                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                                                   Three Months Ended       Nine months ended
                                                         March 31,             March  31,
                                                  --------------------     -------------------
                                                   1996          1995       1996         1995
                                                  -------      -------     -------      ------
                                                   (In thousands, except per share amount)

Net Income                                           $3,123     $2,723      $8,123      $7,287
                                                      -----      -----       -----
Weighted average common shares
  outstanding                                         8,584      9,386       8,598       9,455

Common stock equivalents due to
  dilutive effect of stock option                       334        140         314         133
                                                      -----      -----       -----       -----
Total weighted average common shares
  and equivalents outstanding                         8,918      9,526       8,912       9,588
                                                      =====      =====       =====       =====
Earnings per common and common share
  equivalents                                        $ 0.35     $ 0.29      $ 0.91      $ 0.77
                                                       ====      =====       =====       =====

Total weighted average common shares
  and equivalents outstanding                         8,918      9,526       8,912       9,588

Additional dilutive shares using ending
  period  market value versus  average
  market value for the period when utilizing
  the treasury stock method regarding
  stock options                                          60         41          35          48
                                                       ----      -----        ----        ----
Total shares for fully dilutive earnings
  per share                                           8,978      9,567       8,947       9,636
                                                      =====      =====       =====       =====
Fully diluted earnings per common and
  common share equivalents                           $ 0.35     $ 0.29      $ 0.91      $ 0.77
                                                      =====      =====       =====       =====



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